Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

February 4, 2021

Board of Directors

Braemar Hotels & Resorts, Inc.

14185 Dallas Parkway

Suite 1100

Dallas, TX 75254

Ladies and Gentlemen:

We are acting as counsel to Braemar Hotels & Resorts, Inc. a Maryland corporation (the “Company”), in connection with its filing of a prospectus supplement under the registration statement on Form S-3  (the “Registration Statement”), SEC file number 333-223799, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering from time to time by the Company of up to 7,780,786 shares of Common Stock, par value $.01 per share of the Company (the “Common Shares”).  The Common Shares will be issued pursuant to a Standby Equity Distribution Agreement dated as of February 4, 2021 between the Company and YA II PN, LTD. (the, “Distribution Agreement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Common Shares will not be issued in violation of the ownership limit contained in the Company’s charter. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended.  We express no opinion herein as to any other statutes, rules, or regulations.

Board of Directors

February 4, 2021

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Distribution Agreement, (ii) effectiveness of the Registration Statement, (iii) authorization by the Company’s Board of Directors, or the Pricing Committee of the Board of Directors within the limitations established by resolutions duly adopted by the Company’s Board of Directors, of the terms pursuant to which the Common Shares may be sold pursuant to the Distribution Agreement, (iv) issuance of the Common Shares pursuant to the terms established by the Board of Directors and the Pricing Committee and the terms of the Distribution Agreement, and (iv) receipt by the Company of the consideration for the Common Shares specified in the resolutions of the Board of Directors and the Pricing Committee the Common Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing of the prospectus supplement to the Registration Statement.  We assume no obligation to advise of any changes in the foregoing subsequent to the date of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K being filed in connection with the execution and delivery of the Distribution Agreement and to the reference to this firm under the caption “Legal Matters” constituting part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP